Coca-Cola Reports Strong Growth in Fourth Quarter and Full Year 2019;
Company Achieves or Exceeds All Full Year Guidance

Net Revenues Grew 16% for the Quarter and 9% for the Full Year;
Organic Revenues (Non-GAAP) Grew 7% for the Quarter and 6% for the Full Year

Operating Income Grew 19% for the Quarter and 10% for the Full Year; Comparable Currency
Neutral Operating Income (Non-GAAP) Grew 23% for the Quarter and 13% for the Full Year

Fourth Quarter EPS Grew 134% to $0.47 and Comparable EPS (Non-GAAP) Grew 1% to $0.44;
Full Year EPS Grew 38% to $2.07 and Comparable EPS (Non-GAAP) Grew 1% to $2.11

Cash from Operations Was $10.5 Billion for the Full Year, Up 37%;
Full Year Free Cash Flow (Non-GAAP) Was $8.4 Billion, Up 38%

Company Provides 2020 Financial Outlook

ATLANTA, Jan. 30, 2020 – The Coca-Cola Company today reported another quarter of strong growth, along with achieving or exceeding all guidance for the full year 2019. The company continued to execute its growth strategy, allowing it to deliver strong revenue and profit growth for the quarter and full year while gaining value share globally.
"We made good progress in 2019 by delivering on our financial commitments and growing in a more sustainable way," said James Quincey, chairman and CEO of The Coca-Cola Company. "We continue to transform the organization to act with a growth mindset, which gives us confidence in our 2020 targets and our ability to create a better shared future for all of our stakeholders."

Highlights

Quarterly / Full Year Performance

•
Revenues: Net revenues grew 16% to $9.1 billion for the quarter and 9% to $37.3 billion for the year. Organic revenues (non-GAAP) grew 7% for the quarter and 6% for the year. Revenue growth for the quarter was driven by concentrate sales growth of 2% and price/mix growth of 5%. The quarter included one additional day, which resulted in an approximate 1-point benefit to revenue growth. Revenue growth for the year was driven by concentrate sales growth of 1% and price/mix growth of 5%.

•
Margin: For the quarter, operating margin, which included items impacting comparability, was 23.9% versus 23.4% in the prior year, while comparable operating margin (non-GAAP) was 24.8% in both the current and prior year. For the year, operating margin, which included items impacting comparability, was 27.1% versus 26.7% in the prior year. Comparable operating margin (non-GAAP) was 27.9% versus 28.8% in the prior year. For both the quarter and full year, strong underlying margin expansion was more than offset by headwinds from currency and net acquisitions.

•
Earnings per share: For the quarter, EPS grew 134% to $0.47, and comparable EPS (non-GAAP) grew 1% to $0.44. For the year, EPS grew 38% to $2.07, and comparable EPS (non-GAAP) grew 1% to $2.11. Both fourth quarter and full year comparable EPS (non-GAAP) performance included the impact of an 8-point currency headwind.

•	Market share: The company continued to gain value share in total nonalcoholic ready-to-drink (NARTD) beverages.

•
Cash flow: Cash from operations was $10.5 billion for the year, up 37% largely due to strong underlying growth, accelerated timing of working capital initiatives and the reduction of productivity and restructuring costs. Full year free cash flow (non-GAAP) was $8.4 billion, up 38%.

Company Updates

•
Gaining share across the total portfolio: In 2019, the company continued to grow its total portfolio, which led to the largest value share gains in almost a decade, with contribution from both sparkling and non-sparkling offerings. In sparkling, trademark Coca-Cola grew 6% retail value globally as it continued to scale innovative offerings such as Coca-Cola Plus Coffee, now available in more than 40 markets. Coca-Cola Zero Sugar continued to expand its footprint, achieving another year of double-digit volume growth. In the non-sparkling portfolio, innocent, one of the company's juice and smoothie brands, continued to perform well led by innovative products such as innocent plus, a premium juice offering with added vitamins. The innocent brand scaled beyond its flagship market of Europe, launching in Japan during 2019 with more expansion planned in 2020.

•
Enabling growth through M&A: The company continues to expand its portfolio and capabilities through strategic acquisitions of brands in on-trend categories. Most recently, the company acquired full ownership of the value-added dairy business, fairlife, LLC. Value-added dairy products have been one of the fastest-growing categories in the United States, with fairlife being a large contributor to sales growth. fairlife’s continued success has been supported by new product innovations, ranging from lactose-free, ultra-filtered milk with less sugar and more protein than competing brands, to high-protein recovery and nutrition shakes and drinkable snacks. The brand has been supported by the reach of the U.S. Coca-Cola system, with products distributed through the Minute Maid distribution system and Coca-Cola bottlers across the country. The acquisition closed at the start of 2020.

•
Continued progress toward a World Without Waste: Packaging remains an ongoing focus, and there were many examples of advances during the year. Bottles made from 100% recycled PET (rPET) were available in 12 markets. Coca-Cola Sweden announced it would be the first market in the world to transition to 100% rPET for all plastic bottles made in-country. The company’s investments included $19 million for a new bottle-to-bottle recycling facility in the Philippines. In the United States, the company teamed with partners and major competitors to launch the “Every Bottle Back” program during the fourth quarter. This includes a new $100 million industry fund that will be used to improve sorting, processing and collection in areas with the biggest infrastructure gaps to help increase the amount of recycled plastic available to be remade into beverage bottles.

•
Growing revenue while reducing calories: Coca-Cola has teamed with industry counterparts to reduce the amount of calories Americans consume. The Balance Calories Initiative, launched in 2014, is the single-largest voluntary effort by an industry to help fight obesity. Coca-Cola is using its marketing resources and distribution network to boost awareness of, and interest in, the company’s ever-expanding portfolio of low- and no-calorie beverages and smaller packaging options, such as 7.5-oz. mini cans. These efforts are yielding results, as consumption of beverage calories has declined, driven by a reduction in calories consumed from full-sugar beverages, even as sales of sparkling soft drinks continue to grow.

Operating Review – Three Months Ended Dec. 31, 2019
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	2	5	(2)	12	16	7	3
Europe, Middle East & Africa	(5)	3	(5)	4	(3)	(2)	4
Latin America	10	17	(7)	0	20	26	3
North America	3	2	0	0	4	4	0
Asia Pacific	3	5	2	0	10	8	2
Global Ventures[3]	11	(1)	(8)	289	292	11	9
Bottling Investments	(1)	5	(1)	26	29	4	26
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	19	2	(7)	23
Europe, Middle East & Africa	(14)	0	(9)	(5)
Latin America	34	0	(13)	47
North America	30	22	0	9
Asia Pacific	6	(1)	2	5
Global Ventures	183	0	(4)	186
Bottling Investments	8	(187)	(17)	213

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	134	133	(8)	9

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 With the exception of ready-to-drink (RTD) products, Costa sales are not included in concentrate sales, price/mix or unit case volume.

Operating Review – Year Ended Dec. 31, 2019
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume
Consolidated	1	5	(4)	7	9	6	2
Europe, Middle East & Africa	1	4	(9)	3	(1)	5	2
Latin America	1	13	(10)	0	3	13	1
North America	0	3	0	0	2	3	0
Asia Pacific	5	0	(1)	(1)	3	5	5
Global Ventures[3]	8	(1)	(16)	242	233	7	7
Bottling Investments	6	3	(5)	5	10	9	24

Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	10	5	(8)	13
Europe, Middle East & Africa	(4)	0	(12)	9
Latin America	2	0	(14)	17
North America	12	7	0	5
Asia Pacific	0	(2)	(1)	3
Global Ventures	120	0	(4)	125
Bottling Investments	—[4]	—[4]	(12)	411

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	38	37	(8)	9
Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 With the exception of RTD products, Costa sales are not included in concentrate sales, price/mix or unit case volume.
4 Reported operating income for the year ended Dec. 31, 2019, was $358 million. Reported operating loss for the year ended Dec. 31, 2018, was $197 million. Therefore, the percentages are not calculable.

In addition to the data in the preceding tables, operating results included the following:

Consolidated

•
Price/mix growth of 5% for the quarter was attributed to positive contribution across all geographic segments and Bottling Investments. Concentrate sales for the quarter were a point behind unit case volume growth, largely due to a reduction in bottler inventory levels related to Brexit. Concentrate sales benefited from one extra day in the quarter, which resulted in an approximate 1-point tailwind. Price/mix growth of 5% for the year was driven by strong price realization and package initiatives across the majority of key markets, in addition to strong growth in Bottling Investments. For the full year, concentrate sales were a point behind unit case volume growth, primarily due to cycling concentrate sales outpacing unit case volume growth in the prior year by a point.

•
Unit case volume grew 3% for the quarter and 2% for the full year, led by broad-based growth in developing and emerging markets, along with positive performance in developed markets. Category cluster performance was as follows:

◦
Sparkling soft drinks grew 3% in the quarter, driven by strong growth in China, Brazil and Southeast Asia. For the year, sparkling soft drinks grew 2%, led by strong growth across Asia and Europe. For both the quarter and full year, growth was led by trademark Coca-Cola, with volume growth across all geographic segments.

◦
Juice, dairy and plant-based beverages were even in the quarter and for the year, as strong performance by Chi in West Africa and innocent juices in Europe was offset by a decline in Rani in the Middle East. For the quarter, volume performance was under pressure as a result of strategic downsizing of key packages in the China juice portfolio.

◦
Water, enhanced water and sports drinks grew 2% in the quarter and 3% for the year, led by Ciel and Cristal in Latin America and strong global growth in the sports drinks portfolio, partially offset by the impact of deprioritization of low-margin water brands in key markets, such as China and Japan.

◦	Tea and coffee volume grew 4% in the quarter and 1% for the year, led by strong performance across the company's portfolio in Japan, Fuze Tea across Western Europe and Leão Fuze Tea in Brazil.

•
Operating income grew 19% in the quarter and 10% for the year, which included items impacting comparability and a benefit from acquisitions, partially offset by currency headwinds. Comparable currency neutral operating income (non-GAAP) grew 23% in the quarter and 13% for the year, driven by solid organic revenue (non-GAAP) growth, a benefit from productivity initiatives and a benefit from acquisitions.

Europe, Middle East & Africa

•	Price/mix grew 3% for the quarter through positive performance across the majority of key markets.

•	Unit case volume grew 4% for the quarter, led by strong growth across Nigeria, North Africa, Turkey and Central & Eastern Europe.

•
Operating income declined 14% in the quarter, primarily due to a 9-point currency headwind. Comparable currency neutral operating income (non-GAAP) declined 5%, primarily due to a reduction in bottler inventory levels related to Brexit.

•	For the full year, the company gained value share in total NARTD beverages in addition to all category clusters.

Latin America

•	Price/mix grew 17% for the quarter, led by price realization and package initiatives in Mexico. All business units achieved positive price/mix in the quarter.

•
Unit case volume grew 3% in the quarter, as growth across the majority of markets, led by Brazil and Mexico, was partially offset by a decline in Argentina. Volume growth benefited from acquired brands in Central America.

•
Operating income grew 34% in the quarter, which included a 13-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 47%, primarily due to cycling the timing of concentrate shipments in Brazil in the prior year and operating leverage across all business units.

•
For the full year, the company gained value share in total NARTD beverages, in addition to all category clusters with the exception of juice, dairy and plant-based beverages, where the company maintained share.

North America

•	Price/mix grew 2% for the quarter, driven by solid performance across the majority of category clusters.

•
Unit case volume was even for the quarter across all category clusters, with the exception of water, enhanced water and sports drinks, which grew 3%, driven by strong growth in the sports drinks portfolio, in addition to premium water brands, Topo Chico and smartwater. The company grew volume for trademark Coca-Cola through continued double-digit growth in Coca-Cola Zero Sugar.

•
Operating income grew 30% in the quarter, which included a benefit from items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 9%, led by positive pricing in the marketplace and cycling the timing of expenses in the prior year.

•	For the full year, the company gained value share in total NARTD beverages, in addition to all category clusters, with the exception of tea and coffee, where the company maintained share.

Asia Pacific

•
Price/mix grew 5% in the quarter, as positive performance across the majority of markets was further benefited by geographic mix, due to growth in developed markets outpacing certain emerging and developing markets.

•
Unit case volume grew 2% in the quarter due to broad-based growth across the majority of key markets, partially offset by soft performance in China. In China, strong growth in sparkling soft drinks was offset by the impact of strategic deprioritization of low-margin water and downsizing of key packages in the juice portfolio.

•
Operating income grew 6% in the quarter, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 5%. Operating income was negatively impacted by geographic mix.

•	For the full year, the company gained value share in total NARTD beverages in addition to sparkling soft drinks.

Global Ventures

•	Reported net revenues in the quarter benefited from the Costa acquisition.

•	Price/mix declined 1% in the quarter, largely driven by unfavorable product mix.

•	Unit case volume grew 9% in the quarter, led by strong growth in Monster and innocent.

•	Operating income growth in the quarter benefited from the Costa acquisition.

Bottling Investments

•	Price/mix grew 5% for the quarter, largely driven by solid performance from the company's bottling operations in South Africa.

•
Operating income growth in the quarter was driven by strong underlying operating leverage, primarily in the company's bottling operations in India, and the acquisition of bottling operations in the Philippines, partially offset by items impacting comparability and currency headwinds.

Outlook
The 2020 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2020 projected organic revenues (non-GAAP) to full year 2020 projected reported net revenues, full year 2020 projected comparable currency neutral operating income (non-GAAP) to full year 2020 projected reported operating income, or full year 2020 projected comparable EPS (non-GAAP) to full year 2020 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2020. The unavailable information could have a significant impact on full year 2020 GAAP financial results.

Full Year 2020
The company expects to deliver approximately 5% growth in organic revenues (non-GAAP) and approximately 8% growth in comparable currency neutral operating income (non-GAAP).

For comparable net revenues (non-GAAP), the company expects a slight tailwind from acquisitions, divestitures and structural items and a 0% to 1% currency headwind based on the current rates and including the impact of hedged positions.

For comparable operating income (non-GAAP), the company expects an immaterial impact from acquisitions, divestitures and structural items and a 2% to 3% currency headwind based on the current rates and including the impact of hedged positions.

The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%.

Given the above considerations, the company expects to deliver comparable EPS (non-GAAP) of approximately $2.25 versus $2.11 in 2019, a 7% increase.

The company expects to deliver free cash flow (non-GAAP) of approximately $8.0 billion through cash from operations of approximately $10.0 billion and capital expenditures of approximately $2.0 billion.

First Quarter 2020 Considerations
Comparable net revenues (non-GAAP) are expected to include a 0% to 1% tailwind from acquisitions, divestitures and structural items in addition to a 2% currency headwind based on the current rates and including the impact of hedged positions.

Comparable operating income (non-GAAP) is expected to include a 5% currency headwind based on the current rates and including the impact of hedged positions.

The first quarter has one less day compared to first quarter 2019.

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment (excluding Costa non-RTD sales) (expressed in equivalent unit cases) after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2019 financial results were impacted by one less day as compared to the same period in 2018, and fourth quarter 2019 financial results were impacted by one additional day as compared to the same period in 2018. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss fourth quarter and full year 2019 operating results today, Jan. 30, 2020, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP which may be used during the call when discussing financial results.
Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	December 31, 2019	December 31, 2018	% Change
Net Operating Revenues	$9,068	$7,806	16
Cost of goods sold	3,566	3,102	15
Gross Profit	5,502	4,704	17
Selling, general and administrative expenses	3,224	2,716	19
Other operating charges	114	163	(30)
Operating Income	2,164	1,825	19
Interest income	135	179	(25)
Interest expense	235	253	(7)
Equity income (loss) — net	241	195	24
Other income (loss) — net	115	(981)	—
Income Before Income Taxes	2,420	965	151
Income taxes	355	38	815
Consolidated Net Income	2,065	927	123
Less: Net income (loss) attributable to noncontrolling interests	23	57	(59)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,042	$870	135
Basic Net Income Per Share[1]	$0.48	$0.20	134
Diluted Net Income Per Share[1]	$0.47	$0.20	134
Average Shares Outstanding	4,282	4,262	0
Effect of dilutive securities	40	42	(3)
Average Shares Outstanding Assuming Dilution	4,322	4,304	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Year Ended
	December 31, 2019	December 31, 2018	% Change
Net Operating Revenues	$37,266	$34,300	9
Cost of goods sold	14,619	13,067	12
Gross Profit	22,647	21,233	7
Selling, general and administrative expenses	12,103	11,002	10
Other operating charges	458	1,079	(58)
Operating Income	10,086	9,152	10
Interest income	563	689	(18)
Interest expense	946	950	0
Equity income (loss) — net	1,049	1,008	4
Other income (loss) — net	34	(1,674)	—
Income Before Income Taxes	10,786	8,225	31
Income taxes	1,801	1,749	3
Consolidated Net Income	8,985	6,476	39
Less: Net income (loss) attributable to noncontrolling interests	65	42	54
Net Income Attributable to Shareowners of The Coca-Cola Company	$8,920	$6,434	39
Basic Net Income Per Share[1]	$2.09	$1.51	38
Diluted Net Income Per Share[1]	$2.07	$1.50	38
Average Shares Outstanding	4,276	4,259	0
Effect of dilutive securities	38	40	(4)
Average Shares Outstanding Assuming Dilution	4,314	4,299	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$6,480	$9,077
Short-term investments	1,467	2,025
Total Cash, Cash Equivalents and Short-Term Investments	7,947	11,102
Marketable securities	3,228	5,013
Trade accounts receivable, less allowances of $524 and $501, respectively	3,971	3,685
Inventories	3,379	3,071
Prepaid expenses and other assets	1,886	2,059
Total Current Assets	20,411	24,930
Equity method investments	19,025	19,412
Other investments	854	867
Other assets	6,075	4,148
Deferred income tax assets	2,412	2,674
Property, plant and equipment — net	10,838	9,598
Trademarks with indefinite lives	9,266	6,682
Bottlers' franchise rights with indefinite lives	109	51
Goodwill	16,764	14,109
Other intangible assets	627	745
Total Assets	$86,381	$83,216

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$11,312	$9,533
Loans and notes payable	10,994	13,835
Current maturities of long-term debt	4,253	5,003
Accrued income taxes	414	411
Total Current Liabilities	26,973	28,782
Long-term debt	27,516	25,376
Other liabilities	8,510	7,646
Deferred income tax liabilities	2,284	2,354
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	17,154	16,520
Reinvested earnings	65,810	63,234
Accumulated other comprehensive income (loss)	(13,499)	(12,814)
Treasury stock, at cost — 2,760 and 2,772 shares, respectively	(52,244)	(51,719)
Equity Attributable to Shareowners of The Coca-Cola Company	18,981	16,981
Equity attributable to noncontrolling interests	2,117	2,077
Total Equity	21,098	19,058
Total Liabilities and Equity	$86,381	$83,216

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Year Ended
Operating Activities	December 31, 2019	December 31, 2018
Consolidated net income	$8,985	$6,476
Depreciation and amortization	1,365	1,086
Stock-based compensation expense	201	225
Deferred income taxes	(280)	(413)
Equity (income) loss — net of dividends	(421)	(457)
Foreign currency adjustments	91	(50)
Significant (gains) losses — net	(467)	743
Other operating charges	127	558
Other items	504	699
Net change in operating assets and liabilities	366	(1,240)
Net Cash Provided by Operating Activities	10,471	7,627
Investing Activities
Purchases of investments	(4,704)	(7,789)
Proceeds from disposals of investments	6,973	14,977
Acquisitions of businesses, equity method investments and nonmarketable securities	(5,542)	(1,263)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	429	1,362
Purchases of property, plant and equipment	(2,054)	(1,548)
Proceeds from disposals of property, plant and equipment	978	248
Other investing activities	(56)	(60)
Net Cash Provided by (Used in) Investing Activities	(3,976)	5,927
Financing Activities
Issuances of debt	23,009	27,605
Payments of debt	(24,850)	(30,600)
Issuances of stock	1,012	1,476
Purchases of stock for treasury	(1,103)	(1,912)
Dividends	(6,845)	(6,644)
Other financing activities	(227)	(272)
Net Cash Provided by (Used in) Financing Activities	(9,004)	(10,347)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(72)	(262)
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the year	(2,581)	2,945
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	9,318	6,373
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Year	6,737	9,318
Less: Restricted cash and restricted cash equivalents at end of year	257	241
Cash and Cash Equivalents at End of Year	$6,480	$9,077

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2019	December 31, 2018	% Fav. / (Unfav.)	December 31, 2019	December 31, 2018	% Fav. / (Unfav.)	December 31, 2019	December 31, 2018	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,528	$1,579	(3)	$649	$753	(14)	$660	$402	65
Latin America	1,174	981	20	688	514	34	652	501	30
North America	2,932	2,807	4	656	504	30	668	523	28
Asia Pacific	1,138	1,036	10	415	392	6	419	389	7
Global Ventures	713	182	292	118	42	183	120	46	163
Bottling Investments	1,920	1,493	29	132	121	8	368	115	220
Corporate	15	7	133	(494)	(501)	1	(467)	(1,011)	54
Eliminations	(352)	(279)	(26)	—	—	—	—	—	—
Consolidated	$9,068	$7,806	16	$2,164	$1,825	19	$2,420	$965	151
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided
1 During the three months ended December 31, 2019, intersegment revenues were $204 million for Europe, Middle East & Africa, $2 million for North America, $144 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended December 31, 2018, intersegment revenues were $167 million for Europe, Middle East & Africa, $17 million for North America, $92 million for Asia Pacific, $1 million for Global Ventures and $2 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(UNAUDITED)
(In millions)

Year Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2019	December 31, 2018	% Fav./(Unfav.)	December 31, 2019	December 31, 2018	% Fav. / (Unfav.)	December 31, 2019	December 31, 2018	% Fav. / (Unfav.)
Europe, Middle East & Africa	$7,058	$7,099	(1)	$3,551	$3,693	(4)	$3,361	$3,386	(1)
Latin America	4,118	4,010	3	2,375	2,318	2	2,288	2,243	2
North America	11,915	11,630	2	2,594	2,318	12	2,592	2,345	11
Asia Pacific	5,327	5,185	3	2,282	2,271	0	2,310	2,298	1
Global Ventures	2,562	770	233	334	152	120	343	165	108
Bottling Investments	7,440	6,787	10	358	(197)	—	716	(159)	—
Corporate	94	92	3	(1,408)	(1,403)	0	(824)	(2,053)	60
Eliminations	(1,248)	(1,273)	2	—	—	—	—	—	—
Consolidated	$37,266	$34,300	9	$10,086	$9,152	10	$10,786	$8,225	31
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the year ended December 31, 2019, intersegment revenues were $624 million for Europe, Middle East & Africa, $9 million for North America, $604 million for Asia Pacific, $2 million for Global Ventures and $9 million for Bottling Investments. During the year ended December 31, 2018, intersegment revenues were $564 million for Europe, Middle East & Africa, $39 million for Latin America, $260 million for North America, $388 million for Asia Pacific, $3 million for Global Ventures and $19 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

The company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "comparable currency neutral net revenues", "organic revenues", "comparable operating margin", "underlying operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable EPS", "comparable currency neutral EPS", "underlying effective tax rate", "free cash flow" and "net share issuances (repurchases)", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

•
"Structural changes" generally refer to acquisitions and divestitures of bottling and distribution operations including the impact of intercompany transactions among our operating segments. In 2019, the company acquired controlling interests in bottling operations in Zambia, Eswatini and Kenya. In 2018, the company acquired controlling interests in the Philippine bottling operations and Oman bottling operations, both of which were previously accounted for as equity method investees, as well as controlling interests in bottling operations in Zambia and Botswana. The impact of these acquisitions has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa, Asia Pacific and Bottling Investments operating segments. In 2019, the company refranchised certain of its bottling operations in India. In 2018, the company refranchised our Canadian and Latin American bottling operations. The impact of these refranchising activities has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Asia Pacific, North America, Latin America and Bottling Investments operating segments.

•
"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non‑GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. The adjustments related to acquisitions, divestitures and structural changes for the years ended December 31, 2019 and December 31, 2018 consisted of the structural changes discussed above. Additionally, in

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

2019, the company acquired Costa Limited ("Costa"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Global Ventures operating segment. In 2019, the company also acquired the remaining equity interest in C.H.I. Limited ("CHI"). The impact of this acquisition has been included in acquisitions and divestitures in our analysis of net operating revenues on a consolidated basis as well as for the Europe, Middle East and Africa operating segment.

•
"Comparable operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. "Comparable operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). "Underlying operating margin" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Comparable EPS" and "comparable currency neutral EPS" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company's performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

•
"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company's performance and make resource allocation decisions.

•
"Net share issuances (repurchases)" is a non-GAAP financial measure that reflects the net amount of issuances of stock or purchases of stock for treasury after considering the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

are not limited to, asset impairments, charges related to our productivity and reinvestment initiatives, and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (nondesignated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments
During the year ended December 31, 2019, the company recorded other-than-temporary impairment charges of $406 million related to Coca-Cola Bottlers Japan Holdings Inc. ("CCBJHI"), an equity method investee. Based on the extent to which the market value of our investment in CCBJHI has been less than our carrying value and the financial condition and near-term prospects of the issuer, management determined that the decline in fair value was other than temporary in nature. During the year ended December 31, 2019, we also recorded other-than-temporary impairment charges of $255 million related to certain equity method investees in the Middle East. These impairment charges were primarily driven by revised projections of future operating results largely related to instability in the region and changes in local excise taxes. In addition, during the year ended December 31, 2019, we recorded other-than-temporary impairment charges of $57 million related to one of our equity method investees in North America and $49 million related to one of our equity method investees in Latin America. These impairment charges were primarily driven by revised projections of future operating results.
During the year ended December 31, 2019, the company recorded an impairment charge of $42 million related to a trademark in Asia Pacific, which was primarily driven by revised projections of future operating results for the trademark.
During the year ended December 31, 2018, the company recorded charges of $450 million related to the impairment of Coca-Cola Refreshments ("CCR") assets primarily as a result of management's view of the proceeds that were expected to be received for the remaining bottling territories upon their refranchising. These charges were determined by comparing the fair values of the assets to their carrying values.
During the three months and year ended December 31, 2018, the company recorded other-than-temporary impairment charges of $334 million related to certain equity method investees in the Middle East. These impairment charges were primarily driven by revised projections of future operating results largely due to instability in the region, which include sanctions imposed locally. In addition, during the year ended December 31, 2018, the company recorded a charge of $205 million related to an equity method investee in Indonesia. This impairment charge was primarily driven by revised projections of future operating results reflecting unfavorable macroeconomic conditions and foreign currency exchange rate fluctuations. During the year ended December 31, 2018, we also recorded an impairment charge of $52 million related to one of our equity method investees in Latin America. This impairment charge was primarily driven by revised projections of future operating results.
Productivity and Reinvestment
During the three months and year ended December 31, 2019, the company recorded charges of $80 million and $264 million, respectively, related to our productivity and reinvestment initiatives. During the three months and year ended December 31, 2018, the company recorded charges of $131 million and $508 million, respectively, related to our productivity and reinvestment initiatives. These charges included $4 million and $68 million during the three months and year ended December 31, 2018, respectively, due to pension settlements. These initiatives are focused on four key areas: restructuring the company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the company's operating model; and further driving increased discipline and efficiency in direct marketing investments. Under this operating model, our business units will be supported by an expanded enabling services organization and a corporate center focused on a few strategic initiatives, policy and governance. The expanded enabling services organization will focus on both simplifying and standardizing key transactional processes and providing support to business units through global centers of excellence. The savings realized from the program will enable the company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Equity Investees
During the three months and year ended December 31, 2019, the company recorded a net gain of $7 million and a net charge of $100 million, respectively. During the three months and year ended December 31, 2018, the company recorded net charges of $46 million and $111 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the year ended December 31, 2019, the company recognized a gain of $739 million on the sale of a retail and office building in New York City.
During the year ended December 31, 2019, the company recorded an adjustment to reduce the carrying amount of Coca-Cola Beverages Africa's ("CCBA") fixed assets and definite-lived intangible assets by $160 million as a result of the company's change in plans for CCBA as it now intends to maintain its controlling stake in CCBA for the foreseeable future. During the year ended December 31, 2018, the company recorded an impairment charge of $554 million related to assets held by CCBA. This charge was incurred primarily as a result of management's view of the proceeds that were expected to be received based on revised projections of future operating results and foreign currency exchange rate fluctuations.
During the three months and year ended December 31, 2019, the company recorded a net gain of $73 million due to the refranchising of certain bottling operations in India. During the year ended December 31, 2018, the company recorded a net gain of $47 million due to the refranchising of our Latin American bottling operations.
During the three months and year ended December 31, 2019, the company recorded a gain of $2 million and a net charge of $105 million, respectively, related to North America refranchising. These items were primarily related to post-closing adjustments as contemplated by the related agreements. During the three months and year ended December 31, 2018, the company recorded net charges of $97 million and $476 million, respectively, related to the refranchising of certain bottling territories in North America.
During the year ended December 31, 2019, the company recorded charges of $4 million. During the three months and year ended December 31, 2018, the company recorded charges of $1 million and $34 million, respectively. These charges were primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the three months and year ended December 31, 2019, the company recognized a gain of $3 million and a net loss of $118 million, respectively, in conjunction with our acquisition of the remaining equity ownership interest in CHI, which included the remeasurement of our previously held equity interest in CHI to fair value and the reversal of the related cumulative translation adjustments.
During the year ended December 31, 2019, the company incurred $46 million of transaction costs associated with the purchase of Costa, which we acquired in January 2019. During the year ended December 31, 2019, the company also recorded charges of $8 million for noncapitalizable transaction costs. During the three months and year ended December 31, 2018, the company recorded charges of $10 million and $19 million, respectively, for noncapitalizable transaction costs.
During the year ended December 31, 2019, the company recorded a gain of $39 million related to the sale of a portion of our equity ownership interest in Embotelladora Andina S.A. The company also recorded a net loss of $74 million and a net gain of $296 million during the three months and year ended December 31, 2018, respectively, related to the sale of our equity ownership in Corporación Lindley S.A.
The company recorded charges of $34 million and $95 million during the three months and year ended December 31, 2019, respectively. The company also recorded charges of $22 million and $139 million during the three months and year ended December 31, 2018, respectively. The charges primarily related to costs incurred to refranchise certain of our North America bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems. In addition, as a result of these refranchising activities, the company recorded a gain of $2 million related to settlements of other postretirement benefit plans during the three months and year ended December 31, 2019 and

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

charges of $102 million and $149 million due to pension settlements during the three months and year ended December 31, 2018, respectively.
During the three months and year ended December 31, 2018, the company recorded a net loss of $32 million related to acquiring a controlling interest in the Philippine bottling operations, which included the remeasurement of our previously held equity interest in the Philippine bottling operations to fair value and the reversal of the related cumulative translation adjustments.
During the year ended December 31, 2018, the company recorded charges of $33 million primarily related to the reversal of the cumulative translation adjustments resulting from the substantial liquidation of the company's former
Russian juice operations.
CCBA Unrecognized Depreciation and Amortization
These amounts represent the depreciation and amortization that the company would have recorded during the periods presented had CCBA not been classified as held for sale.
Other Items
Economic (Nondesignated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies and the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months and year ended December 31, 2019, the net impact of the company's adjustment related to our economic hedging activities resulted in a decrease of $20 million and an increase of $12 million, respectively, to our non-GAAP income before income taxes.
During the three months and year ended December 31, 2018, the net impact of the company's adjustment related to our economic hedging activities resulted in increases of $162 million and $117 million, respectively, to our non-GAAP income before income taxes. These adjustments include net losses of $120 million and $79 million during the three months and year ended December 31, 2018, respectively, related to economic hedging activity associated with the purchase of Costa, which we acquired in January 2019.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three months and year ended December 31, 2019, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $44 million and $199 million, respectively, to our non-GAAP income before income taxes. During the three months and year ended December 31, 2018, the net impact of the company's adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $288 million and $328 million, respectively, to our non-GAAP income before income taxes.
Other
During the year ended December 31, 2019, the company recorded other charges of $3 million. During the three months and year ended December 31, 2018, the company recorded other charges of $2 million and $33 million, respectively. These charges were primarily related to tax litigation expense.
During the year ended December 31, 2018, the company recorded a net gain of $27 million related to the early extinguishment of long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Certain Tax Matters
During the three months and year ended December 31, 2019, the company recorded an income tax benefit of $51 million and $280 million, respectively, primarily associated with return to provision adjustments. During the three months and year ended December 31, 2019, the company also recorded $15 million and $96 million, respectively, of excess tax benefits associated with the company's stock-based compensation arrangements. During the three months and year ended December 31, 2019, the company recorded an income tax benefit of $65 million and $146 million, respectively, related to the reversal of valuation allowances. During the three months and year ended December 31, 2019, the company recorded net tax charges of $45 million and $191 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters.
During the three months and year ended December 31, 2018, the company recorded a net tax charge of $11 million and a net tax benefit of $103 million, respectively, associated with the company's stock‑based compensation arrangements. In addition, during the three months and year ended December 31, 2018, the company recorded a net tax benefit of $42 million and a net tax charge of $3 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for agreed-upon tax matters. During the three months and year ended December 31, 2018, the company recorded a net tax benefit of $1 million and a net tax charge of $8 million, respectively, primarily as a result of adjustments to our provisional remeasurement of deferred taxes as well as remeasurement of the transition tax liability recorded related to the Tax Cuts and Jobs Act signed into law on December 22, 2017.
2020 OUTLOOK
The 2020 outlook information provided includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2020 projected organic revenues (non-GAAP) to full year 2020 projected reported net revenues, full year 2020 projected comparable currency neutral operating income (non-GAAP) to full year 2020 projected reported operating income, or full year 2020 projected comparable EPS (non-GAAP) to full year 2020 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; and the exact timing and amount of comparability items throughout 2020. The unavailable information could have a significant impact on full year 2020 GAAP financial results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,068	$3,566	$5,502	60.7%	$3,224	$114	$2,164	23.9%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(80)	80
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(34)	34
CCBA Unrecognized Depreciation and Amortization	—	—	—		—	—	—
Other Items	17	39	(22)		—	—	(22)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,085	$3,605	$5,480	60.3%	$3,224	$—	$2,256	24.8%

	Three Months Ended December 31, 2018
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,806	$3,102	$4,704	60.3%	$2,716	$163	$1,825	23.4%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(127)	127
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(32)	32
CCBA Unrecognized Depreciation and Amortization	—	21	(21)		68	—	(89)
Other Items	(1)	(40)	39		—	(4)	43
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,805	$3,083	$4,722	60.5%	$2,784	$—	$1,938	24.8%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	16	15	17		19	(30)	19
% Currency Impact	(2)	1	(4)		(1)	—	(8)
% Change — Currency Neutral (Non-GAAP)	18	14	21		20	—	27

% Change — Comparable (Non-GAAP)	16	17	16		16	—	16
% Comparable Currency Impact (Non-GAAP)	(2)	1	(4)		(1)	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	18	16	20		17	—	23
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended December 31, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$235	$241	$115	$2,420	$355	14.7%	$2,042	$0.47
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	80	18		62	0.01
Equity Investees	—	(7)	—	(7)	—		(7)	—
Transaction Gains/Losses	—	—	(80)	(46)	7		(53)	(0.01)
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—		—	—
Other Items	—	—	(42)	(64)	(12)		(52)	(0.01)
Certain Tax Matters	—	—	—	—	86		(86)	(0.02)
Comparable (Non-GAAP)	$235	$234	$(7)	$2,383	$454	19.0%	$1,906	$0.44

	Three Months Ended December 31, 2018
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$253	$195	$(981)	$965	$38	4.0%	$870	$0.20
Items Impacting Comparability:
Asset Impairments	—	—	334	334	—		334	0.08
Productivity and Reinvestment	—	—	4	131	32		99	0.02
Equity Investees	—	46	—	46	2		44	0.01
Transaction Gains/Losses	—	—	306	338	78		260	0.06
CCBA Unrecognized Depreciation and Amortization	—	—	—	(89)	(24)		(41)	(0.01)
Other Items	—	—	411	454	109		345	0.08
Certain Tax Matters	—	—	—	—	32		(32)	(0.01)
Comparable (Non-GAAP)	$253	$241	$74	$2,179	$267	12.2%	$1,879	$0.44

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	(7)	24	—	151	815		135	134
% Change — Comparable (Non-GAAP)	(7)	(2)	—	9	70		1	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2019
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$37,266	$14,619	$22,647	60.8%	$12,103	$458	$10,086	27.1%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(42)	42
Productivity and Reinvestment	—	—	—		—	(264)	264
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(149)	149
CCBA Unrecognized Depreciation and Amortization	—	39	(39)		109	—	(148)
Other Items	14	1	13		—	(3)	16
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$37,280	$14,659	$22,621	60.7%	$12,212	$—	$10,409	27.9%

	Year Ended December 31, 2018
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$34,300	$13,067	$21,233	61.9%	$11,002	$1,079	$9,152	26.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	(450)	450
Productivity and Reinvestment	—	—	—		—	(440)	440
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(158)	158
CCBA Unrecognized Depreciation and Amortization	—	92	(92)		280	—	(372)
Other Items	(9)	(34)	25		(2)	(31)	58
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$34,291	$13,125	$21,166	61.7%	$11,280	$—	$9,886	28.8%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	9	12	7		10	(58)	10
% Currency Impact	(4)	(2)	(6)		(4)	—	(9)
% Change — Currency Neutral (Non-GAAP)	13	14	12		14	—	19

% Change — Comparable (Non-GAAP)	9	12	7		8	—	5
% Comparable Currency Impact (Non-GAAP)	(4)	(2)	(6)		(4)	—	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	13	14	13		12	—	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Year Ended December 31, 2019
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$946	$1,049	$34	$10,786	$1,801	16.7%	$8,920	$2.07
Items Impacting Comparability:
Asset Impairments	—	—	767	809	36		773	0.18
Productivity and Reinvestment	—	—	—	264	61		203	0.05
Equity Investees	—	100	—	100	4		96	0.02
Transaction Gains/Losses	—	—	(466)	(317)	41		(343)	(0.08)
CCBA Unrecognized Depreciation and Amortization	—	—	—	(148)	(42)		(67)	(0.02)
Other Items	—	—	(200)	(184)	(37)		(147)	(0.03)
Certain Tax Matters	—	—	—	—	331		(331)	(0.08)
Comparable (Non-GAAP)	$946	$1,149	$135	$11,310	$2,195	19.4%	$9,104	$2.11

	Year Ended December 31, 2018
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[2]	Diluted net income per share
Reported (GAAP)	$950	$1,008	$(1,674)	$8,225	$1,749	21.3%	$6,434	$1.50
Items Impacting Comparability:
Asset Impairments	—	—	591	1,041	116		925	0.22
Productivity and Reinvestment	—	—	68	508	120		388	0.09
Equity Investees	—	111	—	111	(9)		120	0.03
Transaction Gains/Losses	—	—	935	1,093	4		1,011	0.24
CCBA Unrecognized Depreciation and Amortization	—	—	—	(372)	(105)		(170)	(0.04)
Other Items	27	—	418	449	110		339	0.08
Certain Tax Matters	—	—	—	—	92		(92)	(0.02)
Comparable (Non-GAAP)	$977	$1,119	$338	$11,055	$2,077	18.8%	$8,955	$2.08

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[2]	Diluted net income per share
% Change — Reported (GAAP)	0	4	—	31	3		39	38
% Change — Comparable (Non-GAAP)	(3)	3	(60)	2	6		2	1
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.
2 Represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Diluted Net Income Per Share:
Three Months Ended December 31, 2019
% Change — Reported (GAAP)	134
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	143

% Impact of Items Impacting Comparability (Non-GAAP)	133
% Change — Comparable (Non-GAAP)	1
% Comparable Currency Impact (Non-GAAP)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	9

Year Ended December 31, 2019
% Change — Reported (GAAP)	38
% Currency Impact	(11)
% Change — Currency Neutral (Non-GAAP)	49

% Impact of Items Impacting Comparability (Non-GAAP)	37
% Change — Comparable (Non-GAAP)	1
% Comparable Currency Impact (Non-GAAP)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	9
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,528	$1,174	$2,932	$1,138	$713	$1,920	$15	$(352)	$9,068
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	17	—	17
Comparable (Non-GAAP)	$1,528	$1,174	$2,932	$1,138	$713	$1,920	$32	$(352)	$9,085

	Three Months Ended December 31, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,579	$981	$2,807	$1,036	$182	$1,493	$7	$(279)	$7,806
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	(1)	—	(1)
Comparable (Non-GAAP)	$1,579	$981	$2,807	$1,036	$182	$1,493	$6	$(279)	$7,805

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(3)	20	4	10	292	29	133	(26)	16
% Currency Impact	(5)	(7)	0	2	(8)	(1)	(251)	—	(2)
% Change — Currency Neutral (Non-GAAP)	2	26	4	8	300	30	384	—	18
% Acquisitions, Divestitures and Structural Changes	4	0	0	0	289	26	0	—	12
% Change — Organic Revenues (Non-GAAP)	(2)	26	4	8	11	4	384	—	7

% Change — Comparable (Non-GAAP)	(3)	20	4	10	292	29	559	—	16
% Comparable Currency Impact (Non-GAAP)	(5)	(7)	0	2	(8)	(1)	34	—	(2)
% Change — Comparable Currency Neutral (Non-GAAP)	2	26	4	8	300	30	525	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Year Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,058	$4,118	$11,915	$5,327	$2,562	$7,440	$94	$(1,248)	$37,266
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	14	—	14
Comparable (Non-GAAP)	$7,058	$4,118	$11,915	$5,327	$2,562	$7,440	$108	$(1,248)	$37,280

	Year Ended December 31, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$7,099	$4,010	$11,630	$5,185	$770	$6,787	$92	$(1,273)	$34,300
Items Impacting Comparability:
Other Items	—	—	—	—	—	—	(9)	—	(9)
Comparable (Non-GAAP)	$7,099	$4,010	$11,630	$5,185	$770	$6,787	$83	$(1,273)	$34,291

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	(1)	3	2	3	233	10	3	2	9
% Currency Impact	(9)	(10)	0	(1)	(16)	(5)	(11)	—	(4)
% Change — Currency Neutral (Non-GAAP)	8	13	3	4	248	15	14	—	13
% Acquisitions, Divestitures and Structural Changes	3	0	0	(1)	242	5	0	—	7
% Change — Organic Revenues (Non-GAAP)	5	13	3	5	7	9	14	—	6

% Change — Comparable (Non-GAAP)	(1)	3	2	3	233	10	31	—	9
% Comparable Currency Impact (Non-GAAP)	(9)	(10)	0	(1)	(16)	(5)	16	—	(4)
% Change — Comparable Currency Neutral (Non-GAAP)	8	13	3	4	248	15	15	—	13
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$649	$688	$656	$415	$118	$132	$(494)	$2,164
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	—	1	20	—	—	2	57	80
Transaction Gains/Losses	—	—	—	—	—	34	—	34
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	—	—	—
Other Items	—	—	(42)	—	—	(5)	25	(22)
Comparable (Non-GAAP)	$649	$689	$634	$415	$118	$163	$(412)	$2,256

	Three Months Ended December 31, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$753	$514	$504	$392	$42	$121	$(501)	$1,825
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	—	—	—
Productivity and Reinvestment	(1)	2	37	(3)	—	(1)	93	127
Transaction Gains/Losses	—	—	—	—	—	22	10	32
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(89)	—	(89)
Other Items	—	—	43	—	—	1	(1)	43
Comparable (Non-GAAP)	$752	$516	$584	$389	$42	$54	$(399)	$1,938

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(14)	34	30	6	183	8	1	19
% Currency Impact	(9)	(13)	0	2	(4)	(8)	(3)	(8)
% Change — Currency Neutral (Non-GAAP)	(5)	47	30	4	186	16	4	27

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	22	(1)	0	(187)	4	2
% Change — Comparable (Non-GAAP)	(14)	34	9	6	183	196	(3)	16
% Comparable Currency Impact (Non-GAAP)	(9)	(13)	0	2	(4)	(17)	1	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	(5)	47	9	5	186	213	(4)	23
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Year Ended December 31, 2019
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,551	$2,375	$2,594	$2,282	$334	$358	$(1,408)	$10,086
Items Impacting Comparability:
Asset Impairments	—	—	—	42	—	—	—	42
Productivity and Reinvestment	2	1	62	—	—	5	194	264
Transaction Gains/Losses	—	—	—	—	—	95	54	149
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(148)	—	(148)
Other Items	—	—	(4)	—	—	(6)	26	16
Comparable (Non-GAAP)	$3,553	$2,376	$2,652	$2,324	$334	$304	$(1,134)	$10,409

	Year Ended December 31, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$3,693	$2,318	$2,318	$2,271	$152	$(197)	$(1,403)	$9,152
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—	450	—	450
Productivity and Reinvestment	(3)	4	175	(4)	—	31	237	440
Transaction Gains/Losses	—	—	—	—	—	138	20	158
CCBA Unrecognized Depreciation and Amortization	—	—	—	—	—	(372)	—	(372)
Other Items	—	—	37	—	—	11	10	58
Comparable (Non-GAAP)	$3,690	$2,322	$2,530	$2,267	$152	$61	$(1,136)	$9,886

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(4)	2	12	0	120	—	0	10
% Currency Impact	(12)	(14)	0	(1)	(4)	—	0	(9)
% Change — Currency Neutral (Non-GAAP)	9	17	12	1	125	—	0	19

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	7	(2)	0	—	(1)	5
% Change — Comparable (Non-GAAP)	(4)	2	5	3	120	399	0	5
% Comparable Currency Impact (Non-GAAP)	(12)	(14)	0	(1)	(4)	(12)	2	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	9	17	5	3	125	411	(2)	13

Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Margin:
	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	23.87%	23.38%	49
Items Impacting Comparability (Non-GAAP)	(0.96)%	(1.45)%
Comparable Operating Margin (Non-GAAP)	24.83%	24.83%	0
Comparable Currency Impact (Non-GAAP)	(1.08)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	25.91%	24.83%	108
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(1.53)%	0.01%
Underlying Operating Margin (Non-GAAP)	27.44%	24.82%	262

	Year Ended December 31, 2019	Year Ended December 31, 2018	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	27.07%	26.68%	39
Items Impacting Comparability (Non-GAAP)	(0.85)%	(2.15)%
Comparable Operating Margin (Non-GAAP)	27.92%	28.83%	(91)
Comparable Currency Impact (Non-GAAP)	(1.00)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	28.92%	28.83%	9
Impact of Acquisitions and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(2.18)%	(0.76)%
Underlying Operating Margin (Non-GAAP)	31.10%	29.59%	151

Purchases and Issuances of Stock:
	Year Ended December 31, 2019	Year Ended December 31, 2018
Reported (GAAP):
Issuances of Stock	$1,012	$1,476
Purchases of Stock for Treasury	(1,103)	(1,912)
Net Change in Stock Issuance Receivables[1]	(1)	(6)
Net Share Issuances (Repurchases) (Non-GAAP)	$(92)	$(442)
1 Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.

Free Cash Flow:
	Year Ended December 31, 2019	Year Ended December 31, 2018	% Change
Net Cash Provided by Operating Activities (GAAP)	$10,471	$7,627	37
Purchases of Property, Plant and Equipment (GAAP)	(2,054)	(1,548)	33
Free Cash Flow (Non-GAAP)	$8,417	$6,079	38
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Projected 2020 Free Cash Flow (Non-GAAP) (In Billions):
Year Ending December 31, 2020
Net Cash Provided by Operating Activities (GAAP)	$10.0
Purchases of Property, Plant and Equipment (GAAP)	(2.0)
Free Cash Flow (Non-GAAP)	$8.0

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; failure to address evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; public debate and concern about perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection laws; an inability to be successful in our efforts to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our productivity and reinvestment program; an inability to attract or retain a highly skilled and diverse workforce; increase in the cost, disruption of supply or shortage of energy or fuel; increase in the cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; increased legal and reputational risk associated with conducting business in markets with high-risk legal compliance environments; failure by third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image, corporate reputation and social license from negative publicity, whether or not warranted, concerning product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or strikes, work stoppages or labor unrest experienced by us or our bottling partners; future impairment charges; future multi-employer pension plan withdrawal liabilities; an inability to successfully integrate and manage our company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster; global or regional catastrophic events; and other risks discussed in our company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequently filed Quarterly Reports on Form 10-Q. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.
The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.